Exhibit 99.1

Seamless, Automatic, Internet Security.

VirnetX Awarded $302.4 Million Verdict Against Apple

Jury Reconfirms Infringement of VirnetX’s Patents by Apple’s FaceTime Services

ZEPHYR COVE, Nevada.,– October 3, 2016 – VirnetX™ Holding Corporation (NYSE MKT: VHC), an Internet security software and technology company, announced today that on September 30, 2016, a Jury in the United States Court for the Eastern District of Texas, Tyler Division, in the case VirnetX Inc., et al. v. Apple Inc., No. 6:10‑cv‑00417‑RWS (“Apple I”), has awarded VirnetX  $302.4 million in a  verdict against Apple Corporation for infringing four VirnetX patents, marking the third time a federal jury has found Apple liable for infringing VirnetX’s patented technology.

The verdict includes royalties awarded to VirnetX, for unresolved issues in the Apple I case, remanded back from the United States Court of Appeals for the Federal Circuit (“USCAFC”), related to (1) damages owed to VirnetX for infringement by Apple’s original VPN-on-Demand (VOD) and (2) the alleged infringement by Apple’s original FaceTime product, under the new claim construction of “secure communication link” pertaining to the ’504 and ’211 patents by the USCAFC, and the damages associated with that infringement.

“We are extremely pleased with the jury verdict announced today,” said Kendall Larsen, VirnetX CEO and President.  “This is the third time a jury has confirmed that Apple has been using the technology developed by our inventors.”

VirnetX has two currently-pending patent infringement lawsuits against Apple Inc., in United States Court for the Eastern District of Texas, Tyler Division.  The Apple I case and Case No. 6:12‑cv‑00855 (“Apple II”) which covers issues of alleged infringement, damages and willfulness by Apple’s redesigned VOD in iOS 7 and 8, the redesigned FaceTime in iOS 7 and 8 and OS X 10.9 and 10.10 and iMessage.  A jury trial in Apple II case is expected to be scheduled by the court shortly after the conclusion of the Apple I case.

About VirnetX

VirnetX Holding Corporation is an Internet security software and technology company with patented technology for secure communications including 4G LTE security.  The Company’s software and technology solutions, including its secure domain name registry and Gabriel Connection Technology™, are designed to facilitate secure communications and to create a secure environment for real-time communication applications such as instant messaging, VoIP, smart phones, eReaders and video conferencing.  The Company’s patent portfolio includes over 115 U.S. and international patents and over 50 pending applications.  For more information, please visit www.virnetx.com

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact, including statements regarding the strength of VirnetX’s intellectual property, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on expectations, estimates and projections about the markets in which the Company operates, management’s beliefs, and certain assumptions made by management and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including but not limited to (1) the outcome of any legal proceedings that have been or may be initiated by the Company or that may be initiated against the Company;, including pending and future inter partes review proceedings in the Patent and Trademark Office (2) the ability to capitalize on the Company’s patent portfolio and generate licensing fees and revenues; (3) the ability of the Company to be successful in entering into licensing relationships with its targeted customers on commercially acceptable terms; (4) potential challenges to the validity of the Company’s patents underlying its licensing opportunities; (5) the ability of the Company to achieve widespread customer adoption of the Company’s Gabriel Communication Technology™ and its secure domain name registry; (6) the level of adoption of the 3GPP Series 33 security specifications; (7) whether or not the Company’s patents or patent applications may be determined to be or become essential to any standards or specifications in the 3GPP LTE, SAE project or otherwise; (8) the extent to which specifications relating to any of the Company’s patents or patent applications may be adopted as a final standard, if at all; and (9) the possibility that Company may be adversely affected by other economic, business, and/or competitive factors.  In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” or “plans” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading “Risk Factors” in Company’s Quarterly Report on Form 10‑Q filed with the SEC on September 9, 2016.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.  Except as required by law, the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

Contact:

Investor Relations
VirnetX Holding Corporation
775.548.1785
ir@virnetx.com

VirnetX, Gabriel Collaboration Suite, Gabriel Secure Communications Platform and GABRIEL Connection Technology are trademarks of VirnetX Holding Corporation. Other company and product names may be trademarks of their respective owners.